Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

JUNE 23, 2008 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that Gilbert M. Cassagne has been appointed by the Board of Directors of the Company to serve as President and Chief Executive Officer of the Company effective June 23, 2008.  Mr. Cassagne has also been appointed to the Company’s Board of Directors, effective June 23, 2008.  Mr. Cassagne has extensive experience in the consumer products and beverage industries with companies such as Procter & Gamble, The Dr Pepper Company and Cadbury Schweppes Americas Beverages.  He most recently held the position of Chief Executive Officer of Cadbury Schweppes Americas Beverages, a division of the multinational consumer products company Cadbury Schweppes, where he also served as part of the executive board.  Mr. Cassagne has held numerous other positions within Cadbury including Regional President of Asia Pacific and President of Motts.

Mr. Cassagne replaces William P. Brick as President and Chief Executive Officer.  Mr. Brick has assumed the position of Executive Chairman, which he had occupied until returning as Chief Executive Officer on an interim basis in December 2007.  The appointment of Mr. Cassagne followed an extensive search, led by Mr. Brick and the other members of the Company’s Board of Directors, for an appropriate candidate.

“Gil Cassagne brings outstanding experience and energy to our Company,” commented Mr. Brick.  “His understanding of manufacturing, logistics and service to the retail industry are an excellent fit with Reddy Ice’s business and customers.”

“I want to thank the Board for this opportunity,” noted Mr. Cassagne.  “I look forward to leading the Reddy Ice team as they continue to deliver exceptional service and value to customers and stockholders, as well as enhancing the Company’s already strong brand.”

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward–Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.